Wejo Announces Amendment to Apollo Forward Purchase Agreement

MANCHESTER, England, August 22, 2022 – Wejo Group Limited (NASDAQ: WEJO), today entered into an amendment (the “Amendment”) to the Forward Purchase Agreement (“FPA”) it previously entered into with funds managed by affiliates of Apollo (“Apollo”) on November 21, 2021. The Amendment specifically impacts the “Early Partial Settlement” clause of the FPA to allow the Company to direct Apollo to sell all of the remaining Wejo Group Limited shares it holds under the FPA, which currently totals 5.6 million remaining shares.
Under the original terms of the FPA, the Company was able to deliver a written notice to Apollo, directing it to sell no more than 25% of the original number of shares within 6-month periods subsequent to execution of the transaction, limited to 50% of total shares. The Amendment, among other things, adjusts the number of shares to include the full remaining allotment; the Company may now direct Apollo to sell all of the 5.6 million shares at or subsequent to the effective date of the Amendment.
All such shares were already issued by the Company prior to its entry into the FPA and, as a result, the Amendment adds no incremental dilution to existing shareholders of the Company. The original FPA was disclosed in a Current Report on Form 8-K, which was filed on November 24, 2021. This announcement is inline with the Company’s stated strategy of developing funding opportunities to maximize its capital runway position.
About Wejo
Wejo Group Limited is a global leader in cloud and software analytics for connected, electric, and autonomous vehicles, revolutionizing the way we live, work and travel by transforming and interpreting historic and real-time vehicle data. Wejo enables smarter mobility by organizing trillions of data points collected from approximately 19 million vehicles and 79 billion journeys to date, across multiple brands, makes and models, and then standardizing and enhancing those streams of data on a vast scale. Wejo partners with ethical, like-minded companies and organizations to turn that data into insights that unlock value for consumers. With the most comprehensive and trusted data, information and intelligence, Wejo is creating a smarter, safer, more sustainable world for all. Founded in 2014, Wejo has offices in Manchester, UK and in regions where Wejo does business around the world. For more information, visit: www.wejo.com or connect with us on LinkedIn, Twitter, and Instagram.
Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. For more information, please follow this link: https://www.wejo.com/forward-looking-statements
Investors:
Tahmin Clarke, Wejo
investor.relations@wejo.com

Media:
Ben Hohmann, Wejo
Ben.Hohman@Wejo.com